                  DATED       APRIL 18,                    1996
                  ---------------------------------------------





          (1)  DAVID GIBBS AND IAN MAGOWAN




          (2)  TODD-AO EUROPE HOLDING COMPANY LIMITED










                 ----------------------------------------------


                                    AGREEMENT
                        FOR THE ACQUISITION OF THE ENTIRE
                             ISSUED SHARE CAPITAL OF
                          FILMATIC LABORATORIES LIMITED

                 ----------------------------------------------
















                            FRERE CHOLMELEY BISCHOFF
                             4 John Carpenter Street
                                 London EC4Y 0NH

                               Tel: 0171-615 8000
                               Fax: 0171-615 8080

                                  Ref: SJH/SES

                                      INDEX

                                                                        PAGE NO.
                                                                        --------


1.             INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . .   1

2.             CONDITION PRECEDENT . . . . . . . . . . . . . . . . . . . . .   3

3.             AGREEMENT FOR SALE  . . . . . . . . . . . . . . . . . . . . .   5

4.             CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . .   5

5.             PERIOD BEFORE COMPLETION  . . . . . . . . . . . . . . . . . .   5

6.             COMPLETION  . . . . . . . . . . . . . . . . . . . . . . . . .   6

7.             SELLERS' OBLIGATIONS ON COMPLETION  . . . . . . . . . . . . .   7

8.             BUYER'S OBLIGATIONS ON AND AFTER COMPLETION . . . . . . . . .   8

9.             WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . .   8

10.            PROTECTION OF THE INTERESTS OF THE BUYER  . . . . . . . . . .   9

11.            GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . .  10

SCHEDULE 1
               THE SELLERS . . . . . . . . . . . . . . . . . . . . . . . . .  13

SCHEDULE 2
               THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . .  14

SCHEDULE 3
               TAX COVENANT  . . . . . . . . . . . . . . . . . . . . . . . .  15

SCHEDULE 4
               WARRANTIES      . . . . . . . . . . . . . . . . . . . . . . .  21

SCHEDULE 5
               LIMITATIONS OF LIABILITY  . . . . . . . . . . . . . . . . . .  36


          AGREED FORM DOCUMENTS:

          Auditors' Resignation
          Certificate of non-crystallisation
          Disclosure Letter
          Assignment of Winkwell Indebtedness
          Employment Agreements
          Power of Attorney
          Release of Guarantee
          Resignation of Director/Secretary
          Completion Board Minutes

THIS AGREEMENT is made on April 18, 1996

BETWEEN:

(1) THE INDIVIDUALS whose names and addresses are set out in schedule 1 (the "Sellers"); and

(2) TODD-AO EUROPE HOLDING COMPANY LIMITED a company registered in England under number 3014792 whose registered office is at 4 John Carpenter Street, London EC4Y 0NH (the "Buyer").

RECITAL:

The Sellers wish to sell and the Buyer wishes to buy the entire issued share capital of Filmatic Laboratories Limited on the terms of this Agreement.

IT IS AGREED as follows:

I.     INTERPRETATION

A.     In this Agreement:

       "ACCOUNTS" means the audited balance sheet of the Company as at the Accounts Date and the audited profit and loss account of the Company for the period ended on the Accounts Date, together with any notes on them and any reports or statements attached to them;

       "ACCOUNTS DATE" means 31 March 1995;

       "BUYER'S SOLICITORS" means Frere Cholmeley Bischoff of 4 John Carpenter Street, London EC4Y 0NH;

       "CLAIM" means any claim for breach of a Warranty or any claim under the Tax Covenant;

       "COMPANY" means Filmatic Laboratories Limited, details of which are set out in schedule 2;

       "COMPLETION" means completion of the sale and purchase of the Shares in accordance with clause 6;

       "COMPLETION DATE" means the date on which Completion takes place;

       "COVENANTS" means the covenants of the Sellers contained in clause 10.1;

       "DISCLOSURE LETTER" means the disclosure letter in the agreed form from the Sellers to the Buyer, dated with the date of this Agreement and any supplements thereto in the agreed form, together with the documents attached to that letter;

       "EMPLOYEES" means the employees of the Company;

       "ENCUMBRANCE" means any mortgage, charge, lien, option, encumbrance or other right or interest of any third party (including any right of pre-emption or first refusal) or any agreement to create any of the foregoing;

       "INDEBTEDNESS" means all borrowing or indebtedness in the nature of borrowing including, without limitation, all amounts owed in respect of accrued interest and in respect of finance leases, hire purchase agreements or other arrangements having the characteristics of borrowing;

       "INTELLECTUAL PROPERTY RIGHTS" means all patents, trade marks, service marks, trade names, registered designs, design rights, copyright, moral rights, rights relating to confidential information or know-how and other intellectual property rights, in each case whether registered or unregistered, and all equivalent or similar rights or forms of protection anywhere in the world;

       "SELLERS' SOLICITORS" means Holman, Fenwick & Willan of Marlow House, Lloyds Avenue, London EC3N 3AL;

       "SHARES" means all the issued shares of the Company, being 130,450 ordinary shares of L1 each;

       "TAXATION" has the meaning given to it in schedule 3;

       "TAX COVENANT" means the covenant given by the Sellers pursuant to clause
       9.6 and schedule 3;

       "TAXES ACT" means the Income and Corporation Taxes Act 1988;

       "VATA" means the Value Added Tax Act 1994;

       "WARRANTIES" means the warranties and representations set out in schedule 4; and

       "EMPLOYMENT AGREEMENTS" means agreements in the agreed form between the Company and the Sellers.

B.     In this Agreement, unless express contrary provision is made:

       1. a reference to a statute or a provision of a statute includes a reference to any subordinate legislation (as defined in s.21(1) Interpretation

            Act 1978) made under it and to that statute or provision as amended, repealed and/or re-enacted from time to time, and to any previous statute or provision which was repealed and/or re-enacted by it;

       2. a reference to a clause or schedule or to the parties is a reference to a clause or schedule or to the parties of or to this Agreement, and a reference to a paragraph is a reference to the schedule in which that reference appears;

       3. a reference to the "agreed form" of a document is to that document in terms agreed between and initialled by or on behalf of the Sellers and the Buyer before execution of this Agreement;

       4. a reference to a breach of any Warranty includes a reference to the existence of circumstances which are inconsistent with that Warranty;

       5. a reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding; and

       6. a reference to either Seller includes his personal representatives.

C.     The headings shall not affect the construction of this Agreement.

D.     The schedules form part of this Agreement.

E. People will be taken to be connected if they would be treated as connected for the purposes of s.839 Taxes Act as in effect on the date of this Agreement.

F. Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing.

G. Where any statement in this Agreement is qualified by the expression "so far as the Sellers are aware" or any similar expression, the Sellers shall be deemed to be aware of all matters which would have been revealed to either of them or any of their professional advisers as a result of due enquiry of all appropriate people. Any opinion, expectation or belief recorded in the Disclosure Letter as being given or held by the Sellers shall be deemed to include a further statement that the opinion, expectation or belief in question is fairly and honestly held and has been arrived at after such due enquiry.

H. All obligations of the Sellers under this Agreement shall be joint and several unless expressly stated otherwise.

II.    CONDITION PRECEDENT

A. Clauses 1, 2, 5 and 11 shall have effect immediately after this Agreement is executed. The remaining provisions of this Agreement shall not have effect unless and until each of the following conditions is satisfied or (where permitted by clause 2.2) waived on or before 5.30pm on 30 April 1996:

       1. the Company's annual accounts for the financial period ending 31 March 1996 (together with the directors' report for that financial period and of the auditors' report on those accounts) being satisfactory to the Buyer in its sole discretion;

       2. the balance sheet of the Company as at 31 March 1996 comprised in those accounts disclosing that the value of the assets of the Company exceed the amount of its liabilities after making the following adjustments to the Company's balance sheet:

            a. reducing the amount of the liabilities of the Company by the sum of L172,000;

            b. increasing the value of the fixed assets of the Company to an amount L100,000 higher than their book value as at 31 March 1996;

            c. reducing the liabilities of the Company by an amount equal to the Indebtedness assigned pursuant to the assignment referred to in clause 7.1(h);

       3. the Buyer being satisfied that all cheques drawn on and withdrawals made from any bank account of the Company after 1 April 1996 have been so drawn or made in the ordinary course of business and that no interest has been charged by Barclays Bank plc since that date;

       4. the Company capitalising all or part of the Indebtedness of the Company to Barclays Bank plc immediately before Completion and/or Barclays Bank plc assigning to the Buyer all or part of the Indebtedness of the Company to Barclays Bank plc immediately before Completion and giving a release of all security interests in respect of assets of the Company, in each case on terms satisfactory to the Buyer in its sole discretion; and

       5. the Buyer being satisfied with the progress made in relation to the integration of the Company's pension scheme with the group personal pension scheme operated by Chrysalis Todd-AO Europe Limited

B. The Buyer may waive any or all of the conditions in clause 2.1. Any such waiver (which for the purposes of this clause may comprise an extension of the time allowed for satisfaction of any relevant conditions) may be given unconditionally or subject to such conditions as may be imposed in the absolute discretion of the Buyer.

C. If the conditions in clause 2.1 are not satisfied or waived (where permitted by clause 2.2) on or before 5.30pm on the date specified in clause 2.1, this Agreement shall terminate. In the event of termination, the parties shall have no further rights or obligations under this Agreement other than accrued rights and obligations at the time of termination.

III.   AGREEMENT FOR SALE

A. On Completion the Sellers shall sell with full title guarantee, and the Buyer shall buy, the Shares.

B. The Shares shall be sold free from all Encumbrances, and together with the right to receive dividends and other distributions declared, made or paid by the Company on or after the date of this Agreement and all other rights attaching to them on or after that date. No dividends will be declared and/or paid prio to the acquisition date.

C. Each Seller waives all rights of pre-emption in respect of any of the Shares conferred on him by the articles of association of the Company or in any other way.

IV.    CONSIDERATION

       The consideration for the sale of the Shares shall be the payment by the Buyer to the Sellers of the aggregate sum of L1 in accordance with clause
       8.1. Each Seller shall be entitled to the percentage of each such payment set against his name in column 4 of schedule 1.

V.     PERIOD BEFORE COMPLETION

A. The Sellers shall ensure that throughout the period starting on the date of this Agreement and ending on Completion and save with the prior written consent of the Buyer:

       1. the business of the Company is conducted in the ordinary and proper course and so as to maintain it as a going concern;

       2. no alteration is made in the memorandum or articles of association of the Company, no share in the capital of the Company and no debenture of the Company is issued or agreed to be issued and no appointment is made to the board of directors of the Company;

       3. no person is engaged as an Employee or a consultant to the Company, every reasonable endeavour is used to retain the services of the Employees and the consultants to the Company at the date of this Agreement and the Buyer is informed as soon as is reasonably practicable of any Employee who gives notice;

       4. the insurance policies of the Company in effect at the date of this Agreement are maintained in full force and effect without reduction in value or scope of cover;

       5. no dividend or other distribution is declared, paid or made by the Company;

       6.   no resolution of the Company is passed in general meeting;

       7. none of the Warranties would be breached if given as at any time during the period starting on the date of this Agreement and ending on Completion with reference to the facts then existing (and on the assumption that any reference in any Warranty to the date of this Agreement is a reference to that time); and

       8. the Buyer and any person authorised by the Buyer are given access at all times during normal business hours to the Company's records, assets and employees and are permitted to make copies of such documents belonging to the Company or in its possession, and promptly supplied with such information relating to the Company, as any of them may from time to time reasonably require.

B. The Sellers shall immediately notify the Buyer of any matter which would or might give rise to a breach of clause 5.1.

C. The Buyer may by notice to the Sellers given at any time before Completion postpone Completion by up to seven business days, or terminate this Agreement without liability on its part, if it becomes aware of any matter which the Sellers would be required to notify to it under clause 5.2.
       The Buyer's rights under this clause, and Completion notwithstanding any matter required to be notified to the Buyer, shall be without prejudice and in addition to all other rights which the Buyer may have as a result of the matter in question. In the event of termination, the parties shall have no further rights or obligations under this Agreement other than accrued rights and obligations at the time of termination.

VI.    COMPLETION

A. Subject to clause 6.2, Completion shall take place at the offices of the Buyer's Solicitors on the first business day after the conditions in clause 2.1 are all satisfied or (where permitted by clause 2.2) waived, or on or at any other date or place agreed between the parties.

B. If the Sellers are or would on the date when Completion is due to take place under clause 6.1 be unable or unwilling to fulfil all of their obligations under clause 7, the Buyer may by notice:

       1.   terminate this Agreement;

       2. proceed to Completion and require the Sellers to fulfil those of their obligations under clause 7 as they are then able to, in which case the Sellers shall be obliged to do so and to fulfil their outstanding obligations under clause 7 on any later date specified by the Buyer; or

       3.   postpone Completion by up to 20 business days.

       If Completion is postponed on any occasion under clause 6.2(c), this clause 6.2 shall apply with respect to each occasion to which it is so postponed. This clause shall apply mutatis mutandis if the Buyer is or would on the date when Completion is due to take place under clause 6.1 be unable or unwilling to fulfil all of its obligations under clause 8.

C. The rights of any party under clause 6.2 shall be without prejudice and in addition to all other rights which it may have as a result of failure by the other(s) to comply with their or its obligations under clause 7 or 8 (as the case may be). In the event of termination under clause 6.2(a), the parties shall have no further rights or obligations under this Agreement other than accrued rights and obligations at the time of termination.

VII.   SELLERS' OBLIGATIONS ON COMPLETION

A.     On Completion, the Sellers shall deliver to the Buyer:

       1. stock transfer forms in respect of the Shares duly completed in favour of the Buyer or its nominees and executed by the relevant registered holders;

       2. the share certificates in respect of the Shares in the name of the relevant transferors;

       3. a power of attorney in the agreed form duly executed by each Seller as a deed;

       4. the statutory books of the Company complete and duly written up to Completion (with any unissued share certificates), and the certificate of incorporation, the certificate of incorporation on change of name and the seal of the Company;

       5. a notice in the agreed form from Cooper Lancaster Brewers, resigning their office as auditors of the Company with effect from Completion;

       6. a certificate of non-crystallisation in the agreed form dated not earlier than the second working day immediately preceding the Completion Date duly executed by the holder of each outstanding floating charge given by the Company;

       7. cheque books and bank mandates in respect of all bank accounts operated by the Company;

       8. an assignment in the agreed form in favour of the Buyer of the Indebtedness owed by the Company to Winkwell Management Limited as at Completion, duly executed by Winkwell Management Limited;

       9. the Employment Agreements duly executed by the Company and each of the Sellers; and

       10. a resignation in the agreed form duly executed as a deed by the secretary of the Company.

B. On Completion, the Sellers shall ensure that a meeting of the board of directors of the Company is duly convened and held at which resolutions are passed in the agreed form and after which the Employment Agreements are executed by the Company. The Sellers shall on Completion provide the Buyer with a copy of the minutes of that meeting, as signed by its chairman, and certified as true by either Seller.

VIII.  BUYER'S OBLIGATIONS ON AND AFTER COMPLETION

A.     On Completion, the Buyer shall pay the sum of L1 to the Sellers.

B. On Completion, the Buyer shall deliver to the Sellers a release in the agreed form of the guarantees given by each of them on 21 August 1990 to Barclays Bank plc and a counterpart of the Employment Agreements duly executed by the Company.

IX.    WARRANTIES

A. The Sellers represent and warrant to the Buyer in the terms of the Warranties, subject only to matters disclosed by the Disclosure Letter.

B. A matter shall be regarded as disclosed by the Disclosure Letter only if it is expressly and accurately stated in it. No claim may be made pursuant to the Warranties in relation to any matter which has been so disclosed.

C. Each of the Warranties is separate and shall be construed independently of the others.

D. Each Seller unconditionally and irrevocably releases any claim which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Employees, or any other person for whom the Company is or may be vicariously liable, in connection with the giving of the Warranties and/or the preparation of the Disclosure Letter.

E. Schedule 5 shall apply to limit or exclude, as the case may be, any liability which the Sellers may have in respect of a Claim, provided that no provision of schedule 5 shall apply to any such liability arising from or in connection with any deliberate breach of the Warranties.

F.     The provisions of schedule 3 shall have effect on Completion.

X.     PROTECTION OF THE INTERESTS OF THE BUYER

A. Each Seller severally covenants that he shall not, directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, officer, agent, employee or consultant or in any other capacity, without the prior written consent of the Buyer:

       1. for a period starting on the date of this Agreement and ending four years after the Completion Date (less the unexpired term of the Employment Agreement executed by that Seller if it has been terminated early), carry on, assist or be interested or concerned in any business or concern which competes with any business carried on by the Company as at Completion within the United Kingdom and Eire, provided that the holding by each Seller by way of passive investment of shares listed on a stock exchange shall not be prohibited by this clause if those shares (when aggregated with those held by each person connected with that Seller) do not exceed 5% in nominal value of all the issued shares in that company;

       2. for a period starting on the date of this Agreement and ending four years after the Completion Date (less the unexpired term of the Employment Agreement executed by that Seller if it has been terminated early), and in connection with a business competing with any business carried on by the Company as at that date, accept or solicit custom from a person who was a client of the Company at any time during the period of twelve months ending on the Completion Date for any goods or services supplied to that customer during that period; or

       3. for a period starting on the date of this Agreement and ending four years after the Completion Date (less the unexpired term of the Employment Agreement executed by that Seller if it has been terminated early), and in connection with a business competing with any business carried on by the Company as at that date, induce or encourage any Employee holding an operations, engineering, sales or marketing position to leave that position, whether or not that person would thereby commit a breach of his service contract.

       The Buyer may withhold consent under this clause only so far as may be reasonably necessary to protect its legitimate interests.

B. Each Seller severally covenants that he shall not, at any time after Completion disclose or use any confidential information relating to the Company for any purpose other than for the proper fulfilment of the obligations of the Sellers under the Employment Agreements and shall use all reasonable endeavours to prevent the disclosure of any such confidential information. The obligations in the preceding sentence shall not prohibit disclosure of confidential information pursuant to a legal obligation involuntarily incurred or if required by any regulation or rule of any stock exchange or governmental or other regulatory authority. In any such case, the Seller in question shall consult with the Buyer to the maximum extent practicable before the relevant disclosure is made.

C. Each Seller severally covenants that he shall not, at any time after Completion, use in any manner in the course of any business competing with the business of the Company the names "Filmatic" or "Filmatic Television" or any other trade or business name or distinctive mark, style or logo used by the Company at any time during the period of three years ending on the Completion Date or any confusingly similar name, mark, style or logo.

D. Since the Sellers have confidential information relating to the Company and a detailed awareness of the Company's customer connections, and since the consideration payable for the Shares has been calculated on the basis that the Covenants are to be given to the Buyer, the parties acknowledge that the Covenants are reasonable as to subject matter, area and duration and are necessary to provide the Buyer with the full benefit of the businesses and goodwill of the Company.

E. Each of the parties agrees that the Covenants may be specifically enforced by preliminary and permanent injunction, it being acknowledged that a breach of any Covenant will cause injury to the Buyer in respect of which damages will not provide an adequate remedy.

F. Clause 10.1 is without prejudice to any other obligations of the Sellers implied at law or in equity.

G. For the purposes of this clause 10, "confidential information" includes trade secrets, and technical information and know-how which is not available to the public generally.

XI.    GENERAL PROVISIONS

A.     SEVERABILITY

       The unenforceability or illegality for any reason of any provision of this Agreement (including without limitation any Covenant or other obligation of any of the Sellers) shall not affect the enforceability of any of the other provisions of this Agreement (including any obligation of any other Seller).

B.     ASSIGNMENT

       The Buyer may assign to any person (at law or in equity) any or all of its rights under this Agreement (so that, without limitation, each of the Warranties shall on assignment be deemed to have been given to that assignee). References to the Buyer are references to a person who for the time being is entitled to exercise any of those rights.

C.     ANNOUNCEMENTS

       No press or other public announcement disclosing the price payable for the Shares shall be made by either party without the prior written consent of the other, except that The Todd-AO Corporation may make any announcement required in connection with this Agreement by any regulation or rule of any stock exchange.

D.     COSTS

       Each party shall be responsible for the costs of its professional advisers and agents in connection with the preparation, negotiation, execution and completion of this Agreement.

E.     NOTICES

       Any notice (which for the purposes of this clause includes any request, instruction, waiver or consent) to be given under this Agreement shall be in writing. Each such notice shall be delivered if to the Sellers, by courier or pre-paid registered post to his address as stated on page 1, and if to the Buyer shall be delivered by courier sent by pre-paid registered post as follows:

            The Managing Director
            Todd-AO Europe Holding Company Limited
            c/o 4 John Carpenter Street
            London  EC4Y 0NH

       with a copy (which shall not constitute notice) addressed to Mr Salah M Hassanein of The Todd-AO Corporation, 900 North Seward Street, Los Angeles, California 90038, USA, facsimile no. 0101 213 466 2327, or otherwise to any other person, address or facsimile number notified in accordance with this clause. In the event of the death of either Seller, notices may be given by or to that individual's personal representatives (or any of them if there is more than one).

F.     CUMULATIVE RIGHTS

       The rights of each of the parties under this Agreement are cumulative, and do not exclude each other or any other rights. Accordingly, any failure to exercise any right (in whole or part) in respect of any matter shall not prevent the exercise of any other right in respect of that matter, or a subsequent exercise of the first right in respect of any other matter. References in this Agreement to the rights of any party are to rights or remedies of that party at law and/or in equity.

G.     WAIVERS

       No act, course of conduct, failure to act, delay, acquiescence or other indulgence by a party shall result in that party being taken to have waived or otherwise being precluded (permanently or temporarily) from enforcing any right against any other party, save for a notice to that effect given to that other party specifying this clause and the right in question. If the Buyer releases or waives any liability of either Seller for any obligation which is both joint and several, the other Seller shall continue to be severally and together to be jointly liable for that obligation.

H.     NO DEDUCTIONS

       All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any such deductions, withholdings, set-offs or counterclaims are required by law, the paying party shall be obliged to pay such sum as will after that withholding, set-off or counterclaim has been made leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement.

I.     LAW

       This Agreement and the documents to be entered into under it shall be governed by and construed in accordance with English law. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the English courts in respect of any matter arising from or in connection with this Agreement or any such document.

ACCORDINGLY this Agreement has been entered into by each of the parties on the date set out on page 1.

                                   SCHEDULE 1

                                   THE SELLERS

  (1)                    (2)                       (3)                (4)
NAME                ADDRESS                    SHARES HELD        PERCENTAGE
- ----                -------                    -----------        -----------

David Leslie        Minton Cottage                78,270              60%
GIBBS               7 Alton Road East
                    Parkstone
                    Poole
                    Dorset BH14 9LH

Ian MAGOWAN         7 Stepnells                   52,180              40%
                    Marsworth
                    Tring
                    Hertfordshire
                    HP23 4NQ

                                   SCHEDULE 2

                                   THE COMPANY


1.   Date of incorporation    :    11 February 1935 as Sub-Standard Film
                                   Finishers Limited and on 1 January 1959 as
                                   Filmatic Laboratories Ltd

2.   Registered number        :    297109

3.   Directors                :    David Leslie Gibbs
                                   Ian Magowan

4.   Secretary                :    Joan Annette Bennett

5.   Auditors                 :    Cooper Lancaster Brewers

6.   Accounting Reference Date:    31:03

7.   Registered Office        :    16 Colville Road
                                   London W11 2BS

8.   Authorised Share Capital :    L130,450 divided into 130,450 ordinary shares
                                   of L1 each

9.   Issued Share Capital     :    L130,450

                                   SCHEDULE 3

                                  TAX COVENANT

1.     DEFINITIONS

1.1    In this schedule the following expressions have the following meanings:

       "CLAIM FOR TAXATION" includes any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any person, authority or body (including the Company) responsible for the assessment, collection or recovery of Taxation anywhere in the world from which it appears that the Company may be liable or is sought to be made liable to make any payment of Taxation or that any Relief may be lost or counteracted or any right to repayment of Taxation nullified, cancelled or set-off;

       "EVENT" includes (without limitation) any payment, event, transaction or series of transactions of whatever nature, act, omission or occurrence whether or not the Company or the Buyer is a party thereto and includes completion of the sale of the Shares to the Buyer;

       "RELIEF" includes any relief from Taxation, any loss, allowance, exemption, set-off or deduction in computing or against any profits, income or gains or credit against Taxation or any right to repayment of Taxation;

       "TAXATION" includes all forms of taxation, duty, rate, impost, contribution, charge or levy (in the nature of taxation) imposed by any body or authority whatsoever in the United Kingdom or elsewhere, including any payment which the Company may be or become bound to make as a result of any enactment relating to taxation, whenever enacted including under any settlement of any claim for taxation and including any interest, surcharge, penalty or fine in relation thereto.

1.2    For the purposes of this schedule:

       (a) any reference to any Event shall include any Event which is deemed to have occurred pursuant to any enactment whenever enacted;

       (b) any reference to income, profits or gains earned, accrued or received shall include any income, profits or gains which are deemed to be earned, accrued or received pursuant to any enactment whenever enacted;

       (c)  any reference to an Event occurring on or before

            Completion shall include the combined result of two or more Events the first of which shall have taken place or the commencement of which shall have occurred on or before Completion;

       (d)  references to Taxation shall include:

            (i) the loss, counterclaim, cancellation, counteraction, nullification, disallowance or clawback in whole or part of any Relief which has been assumed to be available in fixing the amount of the Taxation provision or reserve (including any provision or reserve for deferred taxation) in the Accounts of the Company or which would but for such Relief have appeared in the Accounts;

            (ii) the nullification, cancellation or set-off in whole or part of a right to repayment of Taxation which has been taken into account as an asset (including where taken into account by way of a reduction in any provision or reserve for Taxation or deferred taxation) in computing the Accounts of the Company; and

            (iii) the setting off against profits or against a Taxation liability (in either case in respect of which but for such setting off the Company would have had a liability to pay Taxation in respect of which a Claim could have been made under this schedule) of any Relief which is not available before Completion but arises in respect of an Event or Events occurring after Completion and in such case:

                  - the amount of the Relief so lost or if such Relief is deducted from or set against income or profits, the amount of Taxation which would have been saved thereby but for such loss or

            - the amount of the repayment which would otherwise have been obtained shall be treated as an amount of Taxation for which a liability on the Company has arisen and fallen due;

       (e) a payment of Taxation shall be deemed to be made by the Company if a payment of Taxation would have been made by it but for the utilisation of any

            Relief arising in respect of an Event or Events occurring after Completion; and

       (f) references to inheritance tax shall be deemed to include references to capital transfer tax.

2.     COVENANT TO PAY

2.1 The Sellers covenant to pay, as directed by the Buyer, to the Buyer or to the Company on the relevant payment date as ascertained pursuant to paragraph 3 of this schedule an amount equal to:

       (a) any Taxation for which the Company is or may become liable in respect of or arising from any Event occurring on or before Completion or by reference to any income, profits or gains earned, accrued or received on or before Completion, whether or not such Taxation is attributable to, chargeable against or recoverable from any other person;

     (b) any inheritance tax for which the Company is or may become liable which:

            (i) is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

            (ii) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of inheritance tax payable as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion or would, if the death had occurred immediately before Completion and the inheritance tax payable as a result thereof had not been paid, have existed at Completion; or

            (iii) arises as a result of a transfer of value by or to the Company occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

       (c) without prejudice to the generality of paragraph 2.1(a), any liability of the Company under Section 767A of the Taxes Act 1988 (together with any liability for interest relating thereto save as attributable to the Company's default) as being a person to whom sub-section (2) of such section applies by virtue of circumstances existing at any time prior to Completion;

       (d) any payment of Taxation by the Company in pursuance of a notice under Section 132 of the Finance Act 1988 served on the Company as being a person to whom sub-section (3) of such section applies by virtue of the relationship of the Company with the migrating company as defined in such section on or at any time before Completion;

       (e) without prejudice to the generality of paragraph 2.1(a), any Taxation for which the Company becomes liable in consequence of the failure by any company which has at any time before Completion been a member of a group (as defined from time to time for any Taxation purpose) of which the Company has at any time prior to Completion been a member, to satisfy a liability for Taxation whether or not such Taxation is attributable to, chargeable against or recoverable from any other person

       (f) all costs and expenses incurred or payable by the Buyer and/or the Company in connection with or in consequence of any matter for which a claim is made by the Buyer under this schedule, including the costs and expenses of taking or defending any action under this schedule.

2.2 In determining for the purposes of this schedule whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises.

2.3 The provisions of Section 213 of the Inheritance Tax Act 1984 shall not apply to any payments falling to be made under this schedule.

3.     TIME FOR PAYMENT

3.1 A payment to be made by the Sellers under paragraph 2 or paragraph 4 of this schedule shall be made in cleared funds on or before the relevant payment date which shall be ascertained as follows:

       (a) insofar as such payment represents Taxation to be borne by the Company the payment date shall be the last business day before the day on which payment of the relevant Taxation is due;

       (b) insofar as such payment represents Taxation which would have been payable but for the utilisation of a Relief arising after Completion as referred to in paragraph 1.2(d)(iii), the payment date shall be the date on which payment of the relevant Taxation would have been due but for the availability of the relevant Relief;

       (c) insofar as such payment relates to a claim under paragraphs 1.2(d)(i) and 1.2(d)(ii) the payment date shall be the earliest date on which Taxation becomes payable which would not have been payable had the relevant Relief not been so lost or, in the case of a repayment of Taxation, the date the repayment would have been obtained;

       (d) in any other case seven days after the date on which a notice setting out details of the amount claimed is delivered to the Sellers.

3.2 If any payment due to be made by the Sellers under this Schedule is not made on the relevant payment date the same shall carry interest from such relevant payment date until actual payment at the rate of 3% above the base rate from time to time of Barclays Bank plc.

4.     STAMP DUTY

4.1    The Sellers hereby warrant that:

       (a) all documents forming part of the title to any asset of the Company or which the Company may wish to enforce or produce in evidence are in the United Kingdom, have been duly stamped with the correct amount of stamp duty and have where appropriate been adjudicated

       (b) the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there are no circumstances in existence at the date hereof which could lead to the Company incurring such a liability or becoming so accountable.

4.2 The Sellers hereby agree that in the event of a breach of the warranty in paragraph 4.1 they shall pay to the Buyer by way of liquidated damages an amount equal to any unpaid stamp duty and stamp duty reserve tax and any interest or penalties payable in respect thereof.

5.     GROSSING-UP

5.1 If any sum payable by the Sellers to the Buyer or the Company under this schedule (other than interest under paragraph 3) shall be subject to Taxation in the hands of the recipient then the sum so payable shall be grossed up by such amount as will ensure that after payment of Taxation there shall be left a sum equal to the sum that would otherwise be payable under this schedule.

6.     NOTICE OF CLAIMS

       If the Buyer and/or the Company shall become aware of any claim which could give rise to a liability under this Schedule it shall as soon as reasonably practicable give written notice thereof to the Sellers and shall take such action and give such information and assistance in connection with the affairs of the Company as the Sellers may reasonably request to avoid, resist, appeal or compromise such claim provided that the Sellers have first agreed to indemnify the Buyer and/or the Company to the Buyer's reasonable satisfaction against all losses, costs, damages and expenses (including interest on overdue Taxation) which may be incurred thereby and provided that neither the Buyer or the Company shall be obliged to appeal against any claim for any payment of Taxation made on it if after the Sellers have been given written notice of such claim pursuant hereto it has not within 10 days thereafter received from the Sellers instructions in writing to do so.

7.     EFFECT OF DISCHARGE OF CLAIM

       For the avoidance of doubt, the Sellers shall remain liable in accordance with the terms of this schedule notwithstanding that any Taxation giving rise to a liability to make a payment under paragraph 2 is or has been discharged or suffered by the relevant Company, whether before or after the date hereof and whether by payment or by the loss or utilisation of any Relief or right to repayment of Taxation.

                                   SCHEDULE 4

                                   WARRANTIES

1.     DISCLOSURE LETTER

1.1 The information set out in the Disclosure Letter is complete, accurate and (so far as the Sellers are aware) not misleading.

1.2 So far as the Sellers are aware, there are no circumstances which are not set out or referred to in the Disclosure Letter which might reasonably be expected to have a material adverse effect on the financial or trading position of the Company save circumstances likely to affect generally the industry in which the Company operates.

2.     THE COMPANY

2.1 The Company has the power and authority to conduct its business as conducted at the date of this Agreement.

2.2 The memorandum and articles of association of the Company available for public inspection at Companies House constitute complete and accurate copies of the memorandum and articles of association of Company and set out all of the rights attaching to the Shares.

2.3 The information in schedules 1 and 2 is accurate and (where relevant) complete.

2.4 The Company does not own or have any interest in any shares, debentures or other securities of any person and has not agreed to acquire any such interest.

2.5 The Company has no branch or other place of business or agency outside the United Kingdom.

3.     SHARE CAPITAL

3.1 The Shares represent the entire issued share capital of the Company and are legally and beneficially owned by the Sellers free from all Encumbrances, and no person has claimed to be entitled to any such Encumbrance.

3.2 Any purchase or redemption by the Company of its own shares has been effected in accordance with all applicable requirements.

3.3    The Shares were allotted fully paid up.

3.4 So far as the Sellers are aware, none of the Shares have been transferred at an undervalue within the meaning of ss.238 or 339 Insolvency Act 1986.

4.     FINANCIAL INFORMATION

4.1 The Accounts and the accounts referred to in clause 2.1(a) give a true and fair view of the state of affairs of the Company as at the Accounts Date or 31 March 1996 (as the case may be) and of the profit or loss of the Company for the period ended on the Accounts Date or 31 March 1996 (as the case may be).

4.2    Without limiting the generality of paragraph 4.1:

       (a) the Accounts and the accounts referred to in clause 2.1(a) make provision for or disclose all liabilities and financial commitments of the Company as at the Accounts Date or 31 March 1996 (as the case may be) whether actual, contingent or disputed and all bad or doubtful debts as at the Accounts Date or 31 March 1996 (as the case may be), in accordance with generally accepted accounting principles;

       (b) the audited accounts of the Company for each of the last three financial years ended on 31 March 1996 were prepared applying accounting policies and bases consistently within the same accounts as from one financial year to the next and complied with the requirements of all applicable laws, Statements of Standard Accounting Practice, Financial Reporting Standards and other generally accepted accounting principles;

       (c) the audited accounts of the Company for each of the last three financial years ended on 31 March 1996 were not (save as specifically noted or stated in them) affected by any extraordinary, exceptional or non-recurring item or any other factor rendering the profits or losses for any such periods unusually high or low.

4.3 The forecasts relating to the Company for the 12 months ending 31 March 1997 were prepared in good faith on the basis of assumptions which were believed to be reasonable when made. The Sellers believe that those assumptions remain reasonable.

5.     POSITION SINCE THE ACCOUNTS DATE

5.1 Since the Accounts Date the Company has carried on its business in the ordinary and proper course and so as to maintain that business as a going concern and there has been no material adverse change in the financial or trading position or prospects of the Company nor, so far as the Sellers are aware, are there any circumstances which might give rise to such a change.

5.2    Without limiting the generality of paragraph 5.1, since the Accounts
       Date:

       (a) the Company has not entered into, and has not agreed to enter into and is not negotiating, any financial commitment requiring expenditure in excess of L1,000 in any twelve month period;

       (b) the Company has not disposed of or acquired, and has not agreed and is not negotiating to dispose of or acquire, any business or any material asset;

       (c) no customer of or supplier of the Company has ceased to deal, or has indicated an intention to cease to deal or deal on a smaller scale, with the Company, or has changed or indicated that it wishes to change the terms on which it deals with the Company where such new terms have or might have a material adverse impact on the Company;

       (d) the Company has not cancelled or waived any debt, claim or right of material value (or agreed to do so);

       (e)  no dividend or other distribution (within the meaning of s.209 Taxes
            Act) has been declared, paid or made by the Company except as provided in the Accounts;

       (f) the Company has not created or incurred, and has not agreed and is not negotiating to create or incur, any Indebtedness (other than trade credit incurred in the ordinary and usual course of business);

       (g) there has not been any material increase in the levels of debtors or creditors of the Company;

       (h) there has not been any material decrease in the cash balances of the Company;

       (i) no Employee has given or been given notice or been made redundant or been dismissed, and no person has been employed whose basic salary is more than L25,000 per annum;

       (j) no share capital of the Company has been allotted, issued, redeemed, reduced or purchased and no agreement to do so has been entered into by the Company; and

       (k)  no resolution of the shareholders of the Company has been passed.

6.     RECORDS

6.1 The records required to be kept by the Company under any applicable law have been properly kept, contain complete and accurate records of the matters with which they should deal and are in the possession or under the control of the Company.

6.2 All documents required to be delivered by the Company to Companies House or any other governmental, regulatory or other body of competent jurisdiction have been so delivered in compliance with the requirements of any applicable law.

7.     DEBT

7.1 Complete and accurate terms of the Indebtedness of the Company (other than trade debts incurred in the ordinary and proper course of business) are contained in the Disclosure Letter.

7.2 The Company has not factored or discounted any debts owing to it or has agreed to do so.

7.3 There has not occurred any event of default or other circumstance which would (or which would with the lapse of time) entitle any person to call for early repayment under any agreement relating to any Indebtedness of the Company or to enforce any security given by the Company, and no person has threatened to call for early repayment of or to enforce any security relating to any Indebtedness of the Company.

7.4    The Company has obtained no grant or allowance from any person.

7.5 No person is entitled to receive from the Company any finder's fee, brokerage or commission in connection with this Agreement or anything contained in it.

7.6 The debts of the Company disclosed in its audited accounts as at 31 March 1996 will within six months realise their nominal value (less any provision made for bad debts in those accounts) save as is disclosed in the Disclosure Letter.

8.     ASSETS

8.1 The Company is the sole legal and beneficial owner of all the fixed assets and stock included in the Accounts or acquired since the Accounts Date (other than stock disposed of in the ordinary and proper course of business). No such asset is subject to any Encumbrance and no person has claimed that they are entitled to an Encumbrance in respect of any such asset.

8.2 All of the assets owned by the Company, or which the Company has the right to use, are in the possession or are under the control of the Company.

8.3 The assets owned by the Company comprise all the assets employed in its business or which are necessary for the continuation of its business in the place and in the manner currently conducted.

8.4 All plant, equipment, machinery and vehicles owned or used by the Company are in good repair, condition and working order, have been properly and regularly maintained (and complete and accurate copies of all applicable service histories are attached to the Disclosure Letter) and comply with all applicable safety laws and regulations currently in force.

8.5 All plant, equipment and machinery owned by the Company will be capable, over the period of time during which it is currently proposed to write them down to nil in the accounts of the Company, of doing the work for which they were purchased.

8.6 The plant registers of the Company comprise a complete and accurate record of all the plant, equipment, machinery and vehicles owned or in the possession of the Company.

8.7 All charges in favour of the Company have been duly registered in accordance with all applicable law.

9.     INTELLECTUAL PROPERTY RIGHTS

9.1    The Company owns no Intellectual Property Rights.

9.2 Complete and accurate terms of all licences granted to or by the Company in respect of Intellectual Property Rights are set out in the Disclosure Letter. Neither the Company or (so far as the Sellers are aware) any third party is in default under any such licence.

9.3 Other than the licences referred to in the previous paragraph, the Company does not require the use of nor has it infringed (or is likely to infringe) the Intellectual Property Rights of any third party, or has used any confidential information in circumstances which might entitle a third party to make a claim against it. No third party has threatened to make a claim in respect of any such rights or information, and so far as the

       Sellers are aware, there are no circumstances in which such a claim might be made.

9.4 No person has taken or threatened to take any action against the Company to the effect that any business carried on by it is a passing-off in relation to the business carried on by a third party.

9.5 In respect of all information not at present in the public domain which is owned by the Company or which is used, or is required to be used, by the Company in connection with its business:

       (a) such information is adequately documented to enable the Company to have the full benefit of such information; and

       (b) no such information has been disclosed, and the Company is not obliged to disclose it, to any person other than to the Employees for the proper performance of their duties.

9.6 The Company does not trade or carry on business under or uses any name or style other than its name.

10.    AGREEMENTS

10.1 All agreements to which the Company is a party are valid and binding and are in full force and effect. Neither the Company nor (so far as the Sellers are aware) any other party is (nor, with the lapse of time, will
       be) in default under any such agreement, and (so far as the Sellers are aware) there are no circumstances which ought to give rise to such a default.

10.2 All agreements to which the Company is a party and which are material to the conduct of its business carried on as at the date of this Agreement are in writing and the original or original counterparts of those agreements are in the Company's possession or under its control.

10.3   The Company is not a party to or is bound by any agreement:

       (a) which involves or is likely to involve obligations, restrictions or expenditure of an unusual, onerous or exceptional nature;

       (b) in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

       (c) to which either Seller or any person connected with either Seller is a party or is otherwise interested;

       (d) which cannot be terminated without cost to the Company on less than 3 months notice or which has a fixed term of more than 1 year;

       (e) which requires capital expenditure of more than L1,000 in any 12 month period;

       (f) which was entered into otherwise than in the ordinary and proper course of business and on terms which unconnected parties would reasonably be expected to negotiate;

       (g) which establishes any joint venture, consortium, partnership or profit (or loss) sharing arrangement;

       (h) pursuant to which the Company has disposed of any company, business or asset and remains subject to any liability which is not fully provided for in the Accounts;

       (i) which is a bid or tender, proposal or offer which, if accepted, would result in the Company becoming a party to any agreement described above.

10.4 There is not outstanding any security arrangement, guarantee, indemnity, suretyship or comfort letter or other arrangement having an equivalent or similar effect to pay, provide funds or take action in the event of default in the payment by, or in the performance of any obligation of, any person given by or for the benefit of the Company.

10.5 There is no subsisting power of attorney or similar arrangement giving authority to any person to bind the Company.

11.    INSURANCE

11.1 Complete and accurate particulars of all the insurances of the Company are given in the Disclosure Letter.

11.2 All insurances of the Company are in full force and effect and so far as the Sellers are aware, there are no circumstances which might lead to any liability under any of those insurances being avoided by the insurers or the premiums being increased.

11.3 There is no claim outstanding under any such insurance and, so far as the Sellers are aware, there are no circumstances which might give rise to such a claim.

11.4 Complete and accurate details of all insurance claims made by the Company in the period of two years ending on the date of this Agreement are set out in the Disclosure Letter.

12.    CONSEQUENCES OF PURCHASE

12.1 Neither the acquisition of the Shares by the Buyer nor the execution and performance of the terms of this Agreement and the documents referred to in it to be entered into by the Sellers will:

       (a) cause any event of default, termination or breach by the Company or give rise to any right of termination or relieve any person of any obligation under any agreement to which the Company is a party;

       (b) cause the Company to lose the benefit of any asset, licence, right or privilege to which it is currently entitled; or

       (c) so far as the Sellers are aware, affect the willingness of any customer or supplier of the Company to deal with that Company without any adverse change in the terms on which it currently deals with the Company.

13.    LITIGATION AND COMPLIANCE WITH LAW

13.1 Neither the Company or (so far as the Sellers are aware) any person for whose acts or defaults it may be liable is involved, or has during the two years ended on the date of this Agreement been involved, in any civil, criminal, arbitration or other proceedings in any jurisdiction. No such proceedings have been threatened in writing or (so far as the Sellers are aware) have been threatened orally by or against the Company or any person for whom it may be liable and, so far as the Sellers are aware, there are no circumstances which might give rise to any such proceedings.

13.2 So far as the Sellers are aware, the Company has conducted its business in accordance with all applicable laws and regulations and there is no order, decree or judgment of any court or other body of the United Kingdom or any relevant foreign jurisdiction outstanding against the Company, or any person for whose acts or defaults the Company may be liable.

14.    EMPLOYEES

14.1 There is no subsisting consultancy agreement between the Company and any person.

14.2   The Disclosure Letter contains complete and accurate details of:

       (a) the total number of Employees including those who are on maternity or paternity leave or are absent on the grounds of sickness, disability or other leave of absence and who have or may have a statutory or contractual right to return to work with the Company;

       (b) the name, date of commencement of employment, period of continuous employment, salary and other guaranteed benefits and the age of each Employee.

14.3 There are no amounts owing (whether legally incurred or gratuitously provided) to any Employee or former employee of the Company (other than in respect of accrued remuneration or reimbursement of business expenses).

14.4 The Company has given no notice of any redundancies to any Employee or government department.

14.5 There is no outstanding claim against the Company by any person who is now or has been an employee of the Company, no dispute has arisen within the last five years between the Company and a material number or category of its employees and so far as the Sellers are aware, there are no circumstances which might give rise to any such dispute.

14.6 So far as the Sellers are aware, the Company has in relation to each of its Employees (and so far as is relevant to each of its former employees) complied with all obligations imposed on it by any employment contract entered into with that Employee (or former employee) and all applicable legislation, regulations, orders, awards and codes of conduct relevant to the relations between it and that Employee (or former employee).

14.7 The Company has not entered into any union membership, security of employment, recognition or other collective agreement or other agreement with a trade union or other body or organisation representing its Employees nor has it done any act which might be construed as recognition.

15.    INSOLVENCY

15.1 No order has been made, petition presented or resolution passed for the winding up of the Company and no meeting has been convened to consider any such resolution.

15.2 No petition has been presented for an administration order to be made in relation the Company, and no receiver, manager or administrative receiver has been appointed in respect of the whole or part of any of the property, assets and/or undertaking of the Company.

15.3 The Company has not convened a meeting of its creditors and is not proposing to do so, and has not made a proposal to its creditors under
       Part I Insolvency Act 1986 for a composition in satisfaction of its debts or a scheme of arrangement of its affairs, has not proposed a composition or arrangement with its creditors or any class of them, whether under
       s.425 Companies Act 1985 or in any other way, and is not in any case proposing to do so.

15.4 So far as the Sellers are aware, the Company has not been party to any transaction which might constitute in whole or in part a transaction at an undervalue or a preference for the purposes of ss.238, 239, 339 or 340 Insolvency Act 1986.

15.5 Neither Seller has made a proposal to his creditors, whether under Part VIII Insolvency Act 1986 or in any other way, for a composition in satisfaction of his debts or a scheme of arrangement of his affairs, or is proposing to do so, no interim order has been made under s.252 Insolvency Act 1986 in respect of either Seller, and no petition for a bankruptcy order to be made against either Seller has been presented.

16.    PROPERTY

16.1 The Company has no beneficial interest in any freehold or leasehold property.

16.2 The Company has not been the tenant or guarantor in respect of any leasehold premises in respect of which any obligations or liabilities could accrue to the Company.

16.3 The Company is not in breach of the licence pursuant to which it occupies the property from which it currently trades.

17.    PENSIONS AND OTHER BENEFITS

       For the purposes of this paragraph 17:

       "APPROVED" means approved by the Inland Revenue for the purposes of Chapter 1 of Part XIV of the Taxes Act and a reference to "APPROVAL" is to be construed accordingly;

       "EMPLOYEE" includes any former Employee; and

       "PENSION SCHEME" means the Filmatic Pension Scheme.

17.1   GENERAL

       Save for the Pension Scheme there is not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not and Approved or not) for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for the benefit of an Employee or an Employee's defendants.

17.2   SCHEMES - DISCLOSED

       (a) Details of the Pension Scheme have been given to the Buyer in the form of the following information, which is up-to-date, true, accurate and not misleading and contains no material omissions:

            (i) a copy of each agreement, deed and all rules governing or relating to the Pension Scheme including, without limitation, each agreement between the Company and an Employee relating to the provision of a benefit of the type referred to in paragraph 17.1 above;

            (ii) a copy of each explanatory document issued to an Employee who is or may become a member of the Pension Scheme;

            (iii) a copy of each announcement issued to any Employee who is a member of the Pension Scheme in respect of improvements to benefits or another amendment not yet incorporated into the documentation of the Pension Scheme;

            (iv) a copy of each policy effected with and agreement with an insurance company for the purposes of the Pension Scheme;

            (v) a copy of the latest available report and audited accounts of the Pension Scheme and the latest available actuarial valuation;

            (vi) details of the assets of the Pension Scheme including without limitation particulars of any self investment and any investment in which more than five per cent of the total value of the net assets of the Pension Scheme is invested;

            (vii)  a list of the Pension Scheme's active
                   members, pensioners and deferred pensioners and all details necessary to establish their entitlements to benefits; and

            (viii) a copy of any agreement with regard to the provision of services of any kind in connection with each Pension Scheme including, without limitation, investment, management, advisory, administration and data processing services.

       (b) No discretion or power has been exercised under any Pension Scheme to:

            (i)    augment benefits;

            (ii) admit to membership a person who would not otherwise have been eligible for admission to membership or provide a benefit which would not otherwise be provided;

            (iii)  pay a contribution which would not otherwise have been paid;

            (iv) pay a transfer value or make a transfer of assets to another scheme the amount of value of which was more than the cash equivalent to which the person acquired a right under the Pension Schemes Act 1993.

       (c) Each benefit (except a refund of contributions) payable under the Pension Scheme on the death of a member or during periods of sickness or disability of the member is at the date of this Agreement fully insured under a policy effected with an insurance company of good repute. Each member has been covered for that insurance by that insurance company at its usual rates and on its usual terms for persons in good health and all insurance premiums payable have been paid. No action has been taken or omission made which might enable the insurance company to avoid any policy issued for the purposes of the Pension Scheme.

       (d) No plan, proposal or intention to amend, discontinue (in whole or in part) or exercise a discretion in relation to the Pension Scheme has been communicated to any member.

       (e) Each Employee who has been admitted to or promised admission to membership of the Pension Scheme has been admitted or promised admission on terms which are consistent with the continued treatment of the Pension Scheme as Approved and (if applicable) the provisions of Part II of Schedule 6 to the Finance Act 1989. The substance of the terms of admission or promised admission have been communicated to the Employee.

       (f) No payment or repayment of an asset of a Pension Scheme has been made to the Company.

       (g) The assets of the Pension Scheme are wholly invested in a contract between Legal & General and the trustees of the pension scheme a copy of which appears at item 20 of the Disclosure Letter and in annuity contracts issued by Legal & General to secure the benefits of pensioners.

       (h) Save as disclosed there has been no breach of the trusts of the Pension Scheme. There is no civil, criminal, arbitration, administrative or other proceeding or dispute concerning the Pension Scheme by or against the trustees or administrator of the Pension Scheme or the Seller and none is pending or threatened. The Seller is not aware of a matter which might give rise to a proceeding or dispute of that type.

17.3   FUNDING OF PENSION SCHEMES - CONTRIBUTION

       (a)  No contribution due to the Pension Scheme is unpaid.

       (b) The Disclosure Letter contains a statement on the basis on which the Company has undertaken to contribute to the Pension Scheme, and the rate and amount of the contributions made in the three years ending on the date of this Agreement.

       (c) No assurance, promise or guarantee (oral or written) has been made or given to a member of the Pension Scheme of any particular level or amount of benefits (other than insured lump sum death in service benefits referred to in paragraph 17.1) to be provided for or in respect of him under the Pension Scheme on retirement, death or leaving employment.

       (d) The Company may terminate an obligation it may have to contribute to the Pension Scheme without incurring a liability to a member of the Pension Scheme under any contract of employment or other agreement or arrangement with the member.

17.4   COMPLIANCE

       (a) The Pension Scheme is Approved and the Seller is not aware of a matter which might give the Inland Revenue reason to withdraw Approval.

       (b) The Pension Scheme is a contracted-out scheme for the purposes of the Pension Schemes Act 1993 and has been administered in accordance with the contracting-out requirements of that Act. The Company holds or is named in a current contracting-out certificate issued in relation to the Pension Scheme.

       (c) The Pension Scheme has been designed to comply with, and has been administered in accordance with, all applicable legal and administrative requirements (including, without limitation, Article 119 of the Treaty of Rome as it applies to the eligibility of an Employee to join the Pension Scheme) and the trusts, powers and provisions of the Pension Scheme. The Company has complied with
            Article 119 of the Treaty of Rome as it applies to the eligibility of an Employee to join, contributions made to and the provisions of benefits under the Pension Scheme.

17.5   FUNDING - LIABILITIES

       (a) The data supplied to the Actuary who administers the Pension Scheme for the purpose of the last actuarial valuation of the Pension Scheme was complete and accurate in all respects.

       (b) There has been no increase in the membership of that Pension Scheme since the effective date of that actuarial valuation.

       (c) There has been no increase in pensionable payroll since the effective date of that actuarial valuation in respect of the Pension Scheme in excess of the rate assumed in the actuarial valuation as to future increases in salaries.

       (d) There have been no early retirements (whether on grounds of ill health or otherwise) since the effective date of the last actuarial valuation.

18.    TAX

18.1 All returns, computations and notices which are or have been required to be made or given by the Company for any Taxation purpose:

       (a) have been made or given within the requisite periods and on a proper basis and are up to date and correct; and

       (b) none of them is, or is likely to be, the subject of any dispute with the Inland Revenue or other Taxation authorities.

18.2 All information required to be provided to the Inland Revenue or any Taxation authority has been provided within the requisite period and is complete and accurate.

18.3 The Disclosure Letter contains full and accurate particulars of all matters in respect of which the Company is required to make a return or provide information to the relevant Taxation authorities and in respect of which the time for making such return or providing such information will expire on or after Completion.

18.4 The provisions or reserve for Taxation appearing in the Accounts of the Company are sufficient (on the basis of the rates of taxation current at the date hereof) to cover all Taxation for which the Company was at the Accounts Date or may after that date become or have become liable on or in respect of or by reference to any profits, gains or income (whether deemed or actual) for any period ended on or before the Accounts Date or in respect of any distribution or transaction made or entered into or deemed made or entered into on or before the Accounts Date.

18.5   The Company has:

       (a) paid all Taxation which it has become liable to pay before the date of this Agreement;

       (b) duly deducted and accounted for all Taxation due to have been deducted or accounted for by it before the date of this Agreement; and

       (c) is not and has not at any time since the Accounts Date been liable to pay interest on or penalties in respect of any unpaid Taxation.

18.6 In respect of the period commencing immediately after the Accounts Date and ending on Completion the Company will not have any liability for Taxation which has not been either paid prior to Completion or provided for in the Accounts of the Company other than Taxation on profits realised in the ordinary course of trading.

18.7 The Company is not nor will it become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

18.8 The book value of each of the capital assets of the Company in or adopted for the purposes of the Accounts of the Company does not exceed the amount deductible under section 38 Taxation of Chargeable Gains Act 1992 and the Company has all necessary records to calculate any future liability to corporation tax on capital gains in respect of each such capital asset.

18.9   (a)  The Company is registered for the purposes of value added tax and has complied at all times with all statutory requirements, orders, directions or conditions relating to value added tax, including the terms of any agreement made with HM Customs & Excise.

       (b) The Company has not at any time been a member of a group registration for the purposes of value added tax.

       (c) No transaction or arrangement has been effected as a result of which the Company may be liable for any value added tax chargeable against any other person.

18.10 All documents to which the Company is a party and/or which relate to or are necessary to prove the title of the Company to any asset owned or possessed by it and/or contain material rights on the part of the Company are in the United Kingdom and have been duly stamped.

18.11 The Company has not entered into any transaction or series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance or reduction of a Taxation liability and for which there was no commercial purpose.

18.12 If the plant and machinery of the Company were disposed of in total for a consideration equal to its book value in or adopted for the purposes of the Accounts of the Company, no balance charge under these Capital Allowances Act 1990 not fully provided for in the Accounts would arise.

18.13  (a)  The Company is not liable and there are no circumstances in existence as a result of which it
            may become liable to be assessed to Taxation as donor or donee of any gift or transferor or transferee of value.

       (b) No circumstances exist under which any power within Section 212 Inheritance Tax Act 1984 could be exercised in relation to, and there is no Inland Revenue charge within the meaning of Section 237 Inheritance Tax Act 1984 attaching to or over any shares or securities in or assets of the Company.

                                   SCHEDULE 5

                            LIMITATIONS OF LIABILITY

1. All sums payable by the Sellers by reason of any Claim shall for all purposes be treated as reducing the purchase price for the Shares.

2. The Sellers shall have no liability in respect of any Claim or series of Claims arising from the same subject matter if the amount for which they would otherwise be liable does not exceed L500.

3. Subject to paragraph 2, no liability shall attach to the Sellers in respect of any Claims unless the aggregate liability of the Sellers in respect of all such Claims, whether by virtue of a judgment of a court of competent jurisdiction, arbitration award or admission in writing signed by both the Sellers, shall exceed L5,000 whether in respect of one Claim or a number of Claims in aggregate, and if any such Claim exceeds that amount, the Sellers shall only be liable for the amount by which such Claim exceeds L5,000.

4. The aggregate liability of the Sellers in respect of Claims shall not in any event exceed L119,000.

5. No Claim shall be made unless notice of that Claim is given in writing by the Buyer to the Sellers not later than the second anniversary of the Completion Date or (in the case of Claims made for breach of any of the Warranties contained in paragraph 18 of schedule 4 or under the Tax Covenant, before the last day of the sixth accounting period of the Company ending after Completion). Any such Claim which may be made within the relevant time period shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn twelve months after it is made unless legal proceedings in respect of it have been commenced against the Sellers. For this purpose, legal proceedings shall not be deemed to have been commenced unless they have been both issued and served on both of the Sellers.

6. If the Buyer or the Company is at any time notified of a claim made by a person who is not connected with either Seller (the "Third Party Claim") and which is likely to give rise to a claim against the Sellers under the Warranties, the Buyers shall as soon as reasonably practicable notify the Sellers of that Third Party Claim, giving full details so far as practicable. The Buyer shall defend each Third Party Claim after such consultation with the Sellers as is reasonable in the circumstances, and shall not settle or compromise any such claim without the prior written consent of the Sellers, such consent not to be unreasonably withheld and to be deemed given if not refused within seven days of being required.

7. If after the Sellers have made a payment (a "relevant payment") to the Buyer or the Company pursuant to a claim under any of the Warranties (a "relevant claim") the Buyer or the Company (the "relevant company") shall effect any recovery or receive any credit by reason of the matters complained of (a "relevant benefit") then the relevant company shall forthwith repay to the Sellers whichever is the lesser of the relevant payment and the relevant benefit (less all costs charges and expenses incurred by the Buyer or the Company in obtaining the relevant benefit and any applicable tax thereon) provided that (i) the Sellers shall not be entitled to any repayment to the extent that all or any part of the relevant benefit has already been taken into account when determining the relevant claim and has therefore reduced the amount of the relevant claim and (ii) the Buyer shall reduce the amount of any relevant claim by the full amount of the relevant benefit and the provisions of this Agreement relating to claims for breach of the Warranties shall apply to the relevant claim as so reduced.

8. If the Sellers pay an amount in respect of a claim under any of the Warranties which is referable to a matter as respects which there is or shall thereafter arise a right of action of the Buyer or the Company against any third party, the Buyer shall if so requested by the Sellers ensure that such right of action is to the fullest extent possible assigned to and for the exclusive benefit of the Sellers.

9. The Buyer shall at all times, and shall ensure that the Company shall at all times, use all reasonable endeavours to mitigate any loss or damage arising out of any matter or default which gives rise to a claim under any of the Warranties and duly acknowledges to the Sellers its responsibility to take that action.

10. Without prejudice to the other provisions of this schedule, the Sellers shall have no liability in respect of any Claim to the extent that:

       (a) provision for the subject matter of such claim has been made in the Accounts or in the accounts referred to in clause 2.1(a); or

       (b) the Claim would not have arisen but for an act or omission or transaction of the Buyer or the Company voluntarily effected after Completion other than in the normal course of business as carried on by the Company as at the Completion Date which could reasonably have been avoided and which the Buyer or the Company was aware or should reasonably have been aware would give rise to that Claim; or

       (c) the Claim would not have arisen but for a change in a law or regulation made on or after Completion (whether or not expressed to have retrospective effect); or

       (d) the Claim relates to Taxation in respect of corporation tax on the Company's actual profits, gains and income arising or accruing by reason of transactions after 31 March 1996 in the ordinary and proper course of business and the Company is primarily liable therefor.

11. The Buyer hereby acknowledges and confirms that apart from the Warranties it has not relied upon or been induced to enter into this Agreement by any representation or warranty whether oral or written of the Sellers or the Company or of any officer or Employee or of any adviser of the Sellers.

SIGNED by DAVID GIBBS    )




SIGNED by   IAN MAGOWAN  )




SIGNED by                )
for and on behalf of     )
TODD-AO EUROPE HOLDING   )
COMPANY LIMITED          )